                                                                      Exhibit 11
                            FIRST COMMONWEALTH, INC.
           COMPUTATION OF PRIMARY AND FULL DILUTED EARNINGS PER SHARE

                                                                                    EARNINGS PER SHARE
                                                                           ------------------------------------
                                                                           MARCH 31, 1996        MARCH 31, 1995
                                                                           --------------        --------------

Weighted average common shares outstanding (1) (2)                           3,365,858             1,049,000

Common shares issued to Series B Preferred
  Stockholders upon initial public offering (1)                                      0             1,784,000

Additional common share equivalents related to option
  exercises within one year of initial public offering in accordance
  with SEC Staff Accounting Bulletin Number 83 (1) (3)                               0                     0

Additional common share equivalents related to option grants within one year of initial public offering in accordance
  with SEC Staff Accounting Bulletin Number 83 (1) (3) (4)                           0                     0

Additional common share equivalents related to stock
  options assumed to be exercised in accordance with
  the treasury stock method (5) (6) (7)                                        130,267                29,176
                                                                             ---------             ---------

Total weighted average common and equivalent
  shares outstanding                                                         3,496,125             2,862,176
                                                                             =========             =========

Net income                                                                    $669,000              $501,000
                                                                             =========             =========

Earnings per share - Primary                                                     $0.19                 $0.18
                                                                             =========             =========

Earnings per share - Fully diluted                                               $0.19                 $0.18
                                                                             =========             =========

NOTES

(1) Amount computed for purposes of presenting fully diluted earnings per share is the same as this amount.

(2) For March 31, 1996, includes new shares issued in initial public offering of 530,000 shares on November 16, 1995, as well as converted Series B preferred shares.

(3)  Computed based on initial public offering price of $15 per share.

(4) No stock options were granted less than or equal to one year prior to the initial public offering date.

(5) Options with an exercise price less than the fair value of common stock during the year presented are assumed to have been exercised with the proceeds from the exercise, including tax benefits assumed to have been realized, being used to purchase treasury shares. The repurchase of treasury shares is assumed to be at the average market price for purposes of computing primary earnings per share and the ending market price for purposes of computing fully diluted earnings per share .

(6) Average and ending fair market values are determined by reference to the price and date upon which stock options are granted. All such options are granted at the fair value on the date of the grant. These prices at the end of each quarter are as follows:

               Quarter Ended       1996       1995
               -------------      ------      -----
                   31-Mar         $25.75      $1.70

(7) The additional share equivalents related to stock options for purposes of fully diluted earnings per share are 130,267 and 29,176, at March 31, 1996, and 1995, respectively.